UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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O’REILLY AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPORTANT NOTICE REGARDING 2023 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 18, 2023

May 8, 2023

Dear Fellow Shareholder:

O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) will hold its 2023 Annual Meeting of Shareholders (the “Annual Meeting”) on May 18, 2023.  At this time, you should have access to a copy of our definitive proxy statement (the “Proxy Statement”) for the Annual Meeting.  In the Proxy Statement, the Board of Directors (the “Board”) of the Company recommended a vote “FOR” the election of each of the 10 nominees for director outlined in Proposal 1.

Much to our disappointment, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have each recommended a vote against the re-election of Fred Whitfield as an independent director because he attended less than 75% of the meetings of the Board and committees on which he served during 2022.

Mr. Whitfield serves on the Audit Committee and Corporate Governance/Nominating Committee.  During 2022, the Board held four meetings, the Audit Committee held seven meetings, and the Corporate Governance/Nominating Committee held four meetings.  Mr. Whitfield was unable to attend two meetings for each of the Board and relevant committees in 2022.

The first meeting Mr. Whitfield was not able to attend was held in August of 2022.  Prior to Mr. Whitfield’s inaugural nomination to the Board in May of 2022, Mr. Whitfield notified the Board that he had a previously scheduled commitment on the same day as the O’Reilly August 2022 meetings that he was unable to change.  This commitment related to his service as the head of a large charitable organization whose annual fundraising event occurred on the same day as the O’Reilly meetings.  Mr. Whitfield committed to the Board that, although he would not be able to attend the O’Reilly August 2022 meetings, in the future he would ensure there would not be a conflict with this organization’s event and the O’Reilly Board meeting dates.  The Board determined this prior commitment was unavoidable and excused Mr. Whitfield from the August 2022 meeting, prior to his nomination to the Board.

The second meeting Mr. Whitfield was not able to attend was held in November of 2022.  Mr. Whitfield was scheduled, and planned, to attend these meetings; however, a close member of Mr. Whitfield’s immediate family suffered a serious medical issue that required Mr. Whitfield’s attention and resulted in his absence from the November 2022 meetings.

The Board believes Mr. Whitfield’s absences were reasonable and excusable.  Notably, we note that Glass Lewis’s and ISS’s voting guidelines provide that family emergencies and medical illness are valid reasons for missing a meeting.  If Mr. Whitfield had been able to attend the November 2022 meeting, his attendance for all Board and committee meetings would have been at least 75%.

The Board believes Mr. Whitfield is an extremely valuable member of O’Reilly’s Board and we urge Glass Lewis and ISS to reconsider their voting recommendations, and for shareholders to vote “FOR” all our director nominees, including Mr. Whitfield, for the following reasons:

●	As fully described above, Mr. Whitfield’s Board and committee meeting absences were either reasonable, or expected and unavoidable, and approved by the Board;

●	Mr. Whitfield was in frequent contact with the Board regarding the meetings he was not able to attend and was otherwise fully engaged in all Board matters in 2022;

●	Mr. Whitfield is an outstanding Board member bringing extensive experience in the area of the law and legal compliance to the Board;

●	Mr. Whitfield is extremely passionate about, and is very active in continuing to drive, the Board’s diversity and inclusion focus, both at the Board and Company management levels; and

●	Mr. Whitfield’s rich history with brand management and awareness provides vital guidance to the Company in continuing to drive ongoing market share gains.

As discussed above and in our Proxy Statement, Mr. Whitfield is an extremely valuable and committed member of our Board.  Accordingly, the Board continues to request that shareholders vote “FOR” all of the nominees for Director in Proposal 1, including Mr. Fred Whitfield.

Respectfully,

Greg Henslee

Executive Chairman of the Board